SCHEDULE  B

TRANSFER AGENCY AND SHAREHOLDER SERVICE FEE SCHEDULE

For the services rendered by GFS in its capacity as transfer agent, each Fund approved by the Board of Trustees of the Trust for inclusion hereunder shall pay GFS, within ten (10) days after receipt of an invoice from GFS at the beginning of each month, a fee, calculated as a combination of account maintenance charges plus transaction charges as follows:

 ACCOUNT MAINTENANCE FEES

The greater of (no prorating for partial months):

(1)

Minimum maintenance charge per portfolio/class $2,000.00/ month(a)

OR,

(2)

Based upon the total of all open/closed accounts (1) per portfolio/class upon the following annual rates

(billed monthly):

Fund Type:

Dividend calculated and

paid annually, semi-annually, quarterly.....................… $14.00 per account

Dividend calculated and paid monthly……….............. $16.00 per account

Dividend accrued daily and paid monthly ……............ $18.00 per account

All Closed accounts will be invoiced $ 2.00 per account on an annual basis. (2)

(a) No minimum charge for Reservoir Fund and Amerigo Fund Class C Shares

(1) All accounts closed during a month will be considered as open accounts for billing purposes in the month the account is closed.

(2) Closed accounts remain on the shareholder files until all 1099’s and 5498’s have been distributed to the shareholders and send via mag-media to the IRS.

 TRANSACTION FEES

New account set-up             $  5.00 each

Retirement account set-up    $10.00 each

24 HOUR AUTOMATED VOICE RESPONSE:

Initial set-up (one-time) charge per portfolio - $750.00

Monthly maintenance charge per portfolio - $50.00

On each annual anniversary date of this Agreement, the fees enumerated above may be increased by the change in the Consumer Price Index for the Northeast region (CPI) for the twelve month period ending with the month preceding such annual anniversary date. Any CPI increases not charged in any given year may be included in prospective CPI fee increases in future years.  For the first year of this Agreement, fees will be adjusted to include CPI increases for the following years: 2000, 2001, 2002, and 2003.

IRA PLAN FEES

The following fees will be charged directly to the shareholder account:

Annual maintenance fee

$15.00 /account *

Incoming transfer from prior custodian

$12.00

Distribution to a participant

$15.00

Refund of excess contribution

$15.00

Transfer to successor custodian

$15.00

 Automatic periodic distributions

$15.00/year per account

* Includes Bank Custody Fee.

OUT OF POCKET EXPENSES

Each fund shall reimburse GFS for any out-of-pocket expenses, exclusive of salaries, advanced by GFS in connection with but not limited to the costs for printing fund documents, (i.e. printing of confirmation forms, shareholder statements, redemption/dividend checks, envelopes, financial statements, proxy statement, fund prospectus, etc.) proxy solicitation and mailing expenses, travel requested by the Fund, telephone toll charges, 800-line costs and fees, facsimile and data transmission costs, stationery and supplies (related to fund records), record storage, postage (plus a $0.085 service charge for all mailings), pro-rata portion of annual SAS-70 audit letter, telex and courier charges incurred in connection with the performance of its duties hereunder. GFS shall provide each fund with a monthly invoice of such expenses and the fund shall reimburse GFS within fifteen (15) days after receipt thereof.

RULE 22c-2 COMPLIANCE:

•

Monthly Maintenance Fee per Company           $100.00

•

Monthly per Fund Charge                                 $25.00

SPECIAL REPORTS

All reports and/or analyses requested by a fund that are not included in the fee schedule, shall be subject to an additional charge, agreed upon in advance, based upon the following rates:

                       Labor:

                         Senior staff - $150.00/hr.

                         Junior staff - $ 75.00

Computer time - $45.00/hr.

The parties hereto agree to the terms of this Schedule effective as of the 25th day of June  2009.

ADVISORONE FUNDS

GEMINI FUND SERVICES, LLC

By: /s/ W. Patrick Clarke

By:  /s/ Andrew Rogers

W. Patrick Clarke, President

Andrew Rogers, President